ACCOUNTANTS' LETTER OF ACKNOWLEDGEMENT

To the Board of Directors and Shareholders
American Lorain Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of American Lorain Corporation and its subsidiaries for the periods ended June 30, 2007 and December 31, 2006, as indicated in our report dated August 12, 2007 because we did not perform an audit and we expressed no opinion on that information.

We are aware that our reports referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement No. 333-145260 of American Lorain Corporation on Form S-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

South San Francisco, California	Samuel H. Wong & Co., LLP
February 19, 2008	Certified Public Accountant